Exhibit 2.4

Execution Version

DEPCO DELAWARE, L.L.C.

January 7, 2016

Felix Energy, LLC

1530 16th Street, Suite 500

Denver, Colorado 80202

Attention: Michael D. Horton, Vice President - Land

Re: Third Amendment to Purchase and Sale Agreement — Excluded Assets, Prior Period Adjustment Assistance and Ultimate Parent Share Issuance

Dear Ladies and Gentlemen:

Reference is made to that certain Purchase and Sale Agreement dated as of December 6, 2015, by and among (i) Felix Energy Holdings, LLC, a limited liability company organized under the Laws of the State of Delaware (the “Company”), (ii) EnCap FEx Holdings, LLC, a limited liability company organized under the Laws of the State of Delaware (“EF Holdings”), (iii) Felix Stack Investments, LLC, a limited liability company organized under the Laws of the State of Delaware (“FS Investments” and, together with EF Holdings, “Sellers” and each a “Seller”), (iv) DEPCO Delaware, L.L.C., a limited liability company organized under the Laws of the State of Delaware (“Purchaser”) and a wholly-owned subsidiary of Devon Energy Production Company, L.P., a limited partnership organized under the Laws of the State of Oklahoma (“Purchaser Parent”), (v) Purchaser Parent, and, (vi) solely with respect to its obligations related to the Ultimate Parent Shares (as defined therein), Devon Energy Corporation, a corporation organized under the Laws of the State of Delaware (“Ultimate Parent” and, individually or together, as the context requires, with Purchaser Parent, “Parent”) (as amended by (a) that certain Letter Agreement Re: Work Request, dated December 11, 2015, by and among the Company, Sellers, Purchaser and Purchaser Parent and (b) that certain Letter Agreement Re: Work Request, dated December 22, 2015, by and among the Company, Sellers, Purchaser and Purchaser Parent, and as otherwise amended, restated or supplemented from time to time, the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

The Parties hereby agree to the following amendments to the Purchase Agreement, effective as of the date first set forth above:

1. Schedule 1.3 of the Purchase Agreement is hereby supplemented by adding the items listed on Exhibit A hereto to Schedule 1.3 of the Purchase Agreement as additional Excluded Assets. From and after Closing, at Purchaser’s option with respect to each Excluded Asset, the Parties shall cause such Excluded Assets to be transferred or distributed from the Company Parties in accordance with the terms of Section 1.3 of the Purchase Agreement, including for such transfers or distributions to be made pursuant to instruments reasonably satisfactory to Purchaser.

2. Schedule 3.10 of the Purchase Agreement is hereby deleted in its entirety and replaced by the Schedule 3.10 included as Exhibit B hereto.

3. Schedule 3.28 of the Purchase Agreement is hereby revised by deleting the reference to the following bank account:

Financial Institution	Name and Address	Purpose for Account	Authorized Signatories
BOKF, N.A. d/b/a Colorado State Bank and Trust	1600 Broadway, 3rd Floor Denver, CO 80302	Escrow Account	W. King Grant Ashley Jenkins

4. Notwithstanding the terms of Section 5.11 of the Purchase Agreement, the Parties hereby agree (i) the bonds set forth in Schedule 5.11 of the Purchase Agreement shall remain with the Company Parties from and after Closing and Purchaser may terminate such bonds at a later date in its sole discretion, (ii) Purchaser shall be under no obligation to cause such bonds to be cancelled or returned and (iii) the requirements of Section 5.11 shall not apply to any of the bonds set forth in Schedule 5.11 of the Purchase Agreement.

5. The Parties acknowledge the New Interests set forth in Exhibit C under the “Closed” heading have been acquired by the Company Parties between the Execution Date and the Closing Date, and there will be an increase to the Cash Purchase Price at Closing pursuant to Section 2.3(d) of the Purchase Agreement as a result of such acquisitions. With respect to such New Interests, Purchaser shall be entitled to conduct title review until the Title Defect Deadline. If such New Interests (or portion thereof) do not meet the standards of Section 5.15(a) of the Purchase Agreement or have a Title Defect, which shall be determined consistent with the methodology set forth in the Purchase Agreement as if though such New Interests were Listed Interests (provided; (i) the original Net Mineral Acres and Lease Burdens for such New Interests shall be determined in accordance with the figures provided in Exhibit C and (ii) the terms in the Purchase Agreement relating to the Title Threshold, Defect Deductible and Title Notice shall not be applicable), then at Purchaser’s option, (a) the Parties shall adjust the Cash Purchase Price (in a manner consistent with the methodology set forth for Title Defects in the Purchase Agreement) with respect to such Title Defects as part of the post-Closing Cash Purchase Price adjustment pursuant to Section 2.4(b) of the Purchase Agreement or (b) the adjustment to the post-Closing Cash Purchase Price pursuant to Section 2.4(b) of the Purchase Agreement shall provide for Purchaser to pay only the actual, out-of-pocket consideration paid by the Company Parties for such New Interests (or portion thereof). Notwithstanding the foregoing, if there is a discrepancy between the Lease Burdens set forth on Exhibit C for a New Interest and the actual Lease Burdens for such New Interest, no Title Defect shall be deemed to exist for such New Interest (with respect to such discrepancy in Lease Burdens) relating to Lease Burdens so long as the actual Lease Burdens, including any overriding royalty interest of Sooner Trend Minerals and its Affiliates, do not exceed twenty-five percent (25%). Purchaser agrees that nothing contained in this Section 5 shall prejudice Sellers’ rights pursuant to Section 5.15(d) of the Purchase Agreement and that Sellers’ shall have the right to elect to utilize New Interests as Replacement Acreage or Replacement Interests, subject to the terms of the Purchase Agreement, and such election shall be accounted for pursuant to Section 2.4(b) of the Purchase Agreement; provided if Sellers elect to utilize any New Interests as Replacement Acreage or Replacement Interests then there shall be no upward adjustment to the Cash Purchase Price pursuant to Section 2.3(d) of the Purchase Agreement with respect to such New Interests.

6. The following is hereby added as a new Section 5.23 to the Purchase Agreement:

Section 5.23 Prior Period Adjustment and Reporting Assistance. From and after the Closing Date until December 31, 2017, Sellers shall cooperate with and provide assistance to Purchaser in connection with required supplemental or correctional reporting and prior period adjustments with respect to expense and revenue accounting adjustments and related production, tax, royalty and other adjustments for all periods prior to the Closing Date.

7. The following is hereby added as a new Section 5.24 to the Purchase Agreement:

Section 5.24 Recompletion of Henry C Oppel 1-25 Well. Notwithstanding anything to the contrary herein, prior to Closing, Company Parties shall commence (or shall cause the commencement of) a single stage fracture stimulation and recompletion of the upper Meramec Formation in the Henry C Oppel 1-25 Well (API# 3501121007) (the “Oppel Scope of Work”) and, to the extent such Oppel Scope of Work is not completed prior to Closing, Purchaser may, following Closing, complete (or cause the completion of) such Oppel Scope of Work, in each case, acting as a reasonably prudent operator. All costs incurred (whether incurred before or after Closing) with respect to such Oppel Scope of Work shall be borne by Sellers (without duplication of any other downward adjustment to the Purchase Price). The personnel of Sellers and their affiliates shall be available and on-location to assist Purchaser and the Company Parties in connection with the completion of the Oppel Scope of Work. Sellers assume sole responsibility for any persona! injury, death or bodily harm to such personnel during the Oppel Scope of Work.

8. The Parties hereby acknowledge and agree that the issuance of the Ultimate Parent Shares directly by the Ultimate Parent (including through its transfer agent) pursuant to Section 8.3(a)(ii) of the Purchase Agreement (a) is on behalf, and at the direction, of Purchaser (for administrative convenience), and (b) shall be treated for federal income tax purposes as a contribution by the Ultimate Parent, through its subsidiaries that directly or indirectly own an equity interest in Purchaser, of the Ultimate Parent Shares to Purchaser, immediately followed by the conveyance of the Ultimate Parent Shares to Sellers as part of the Purchase Price paid for the Acquired Interests (in accordance with Treasury Regulation § 1.1032-3(c), and resulting in the treatment set forth in Treasury Regulation § 1.1032-3(b)).

9. The Purchase Agreement is hereby amended as follows relating to the issuance of the Ultimate Parent Shares to Felix STACK Holdings, LLC, a Delaware limited liability company (“FS Holdings”), at Closing:

(a) FS Holdings is hereby added as an additional “Seller” for the purpose of making the representations and warranties in Section 3.1(e) of the Purchase Agreement;

(b) FS Holdings is hereby added as an additional “Seller” with respect to Section 4.14 of the Purchase Agreement;

(c) FS Holdings is hereby added as an additional “Seller” with respect to the indemnification obligations of each Seller under Article 11 of the Purchase Agreement; and

(d) Section 11.1(b)(ii) of the Purchase Agreement is hereby amended and restated as follows:

“caused by or arising out of or resulting from any breach of any representation or warranty made by Sellers or the Company contained in Article 3 of this Agreement, in the certificates delivered at Closing pursuant to Section 8.2(b) and Section 8.2(c), or any representation or warranty in Section 3.1(e) of the Purchase Agreement not being true and correct for FS Holdings as of the Closing Date as though made on the Closing Date; or”.

10. The Parties hereby acknowledge and agree that the issuance of the Ultimate Parent Shares to FS Holdings pursuant to Section 8.3(a)(ii) of the Purchase Agreement (as hereby amended) (a) is on behalf, and at the direction, of FS Investments and EF Holdings (for administrative convenience), and (b) shall be treated for federal income tax purposes, as issued to FS Investments and EF Holdings as part of the Purchase Price paid for the Acquired Interests, and immediately thereafter transferred by FS Investments and EF Holdings to FS Holdings.

11. The Parties acknowledge a portion of the Closing Cash Payment will be paid at Closing by or on behalf of Purchaser directly to JPMorgan Chase Bank, N.A. and Norton Rose Fulbright US LLP in connection with the payoff of the Third-Party Loans of the Company Parties, and such amounts paid by or on behalf of Purchaser shall be credited towards the payment of the Closing Cash Payment by Purchaser.

12. The Parties acknowledge the Revised Assignment has been entered into and delivered by the parties thereto as of the date hereof (the “Closing Date Revised Assignment”). Purchaser shall be entitled to file the Closing Date Revised Assignment in the applicable records of the applicable Governmental Authority. Section 5.22 of the Purchase Agreement includes several requirements for the body and exhibits of the Revised Assignment. If after Closing and until three years after the Closing Date, Purchaser discovers that the requirements of Section 5.22 of the Purchase Agreement have not been reflected or satisfied with respect to any portion of the exhibits as to ail Hydrocarbons that are or may be produced from the interests described in the Closing Date Revised Assignment (each a “Section 5.22 Failure”), then Purchaser may provide Sellers written notice reasonably describing such Section 5.22 Failure(s) and Sellers shall thereafter cause Sooner Trend Minerals to, and Sooner Trend Minerals shall, promptly enter into an amended and restated form of Closing Date Revised Assignment or such other curative instruments (such as a joint stipulation and cross-conveyance) in recordable form that cures such Section 5.22 Failure(s). Upon Purchaser’s request, Purchaser Parent and Sooner Trend Minerals shall file a document of record in the applicable records of any applicable Governmental Authority to evidence the obligations set forth in this Section 12. Sooner Trend Minerals joins this letter agreement solely for purposes of agreeing to comply with the terms of this Section 12.

13. This letter agreement constitutes an amendment to the Purchase Agreement and shall be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma, without giving effect to any rules or principles of conflicts of law that might otherwise refer to the laws of another jurisdiction. The terms and provisions of this letter agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person. This letter agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature pages follow.]

If the terms and conditions of this letter agreement are in accordance with your understanding, please sign and return the enclosed counterpart of this letter agreement, whereupon this letter agreement will be binding upon and enforceable against the Parties.

Very truly yours,

PURCHASER:

DEPCO DELAWARE, L.L.C.
By:	Devon Energy Production Company, L.P., its sole member

By:	/s/ David G. Harris
Name:	David G. Harris
Title:	Senior Vice President

PURCHASER PARENT:

DEVON ENERGY PRODUCTION COMPANY, L.P.

By:	/s/ David G. Harris
Name:	David G. Harris
Title:	Senior Vice President

ULTIMATE PARENT:

DEVON ENERGY CORPORATION

By:	/s/ David G. Harris
Name:	David G. Harris
Title:	Senior Vice President, Business Development

[Signature Page to Third Amendment to Purchase and Sale Agreement]

ACCEPTED AND AGREED:

COMPANY:

FELIX ENERGY HOLDING , LLC

By:	/s/ Skye A. Callantine
Name:	Skye A. Callantine
Title:	Manager

SELLER:

ENCAP FEX HOLDINGS, LLC

By:	EnCap Energy Capital Fund IX, L.P.,
its sole member

By:	EnCap Equity Fund IX GP, L.P.,
its general partner

By:	EnCap Investments L.P., its general partner

By:	EnCap Investments GP, L.L.C.,
its general partner

By:	/s/ D. Martin Phillips
Name:	D. Martin Phillips
Title:	Authorized Signatory

SELLER:

FELIX STACK INVESTMENTS, LLC

By:	/s/ Skye A. Callantine
Name:	Skye A. Callantine
Title:	Manager

SELLER:

FELIX STACK HOLDINGS, LLC

By:	/s/ Skye A. Callantine
Name:	Skye A. Callantine
Title:	Manager

[Signature Page to Third Amendment to Purchase and Sale Agreement]

For purposes of Section 12 only:

SOONER TREND MINERALS, LLC

By:	/s/ Skye A. Callantine
Name:	Skye A. Callantine
Title:	Manager

[Signature Page to Third Amendment to Purchase and Sale Agreement]